EXHIBIT 99.1

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                           [WAYNE BANCORP LETTERHEAD]


Wayne Bancorp, Inc.                                  Contact:  Johanna O'Connell
Wayne, New Jersey                                              President
                                                               (973) 305-5500


                              For Immediate Release
                                October 13, 1998


Wayne Bancorp, Inc. (Nasdaq: WYNE) announced today that it expects its merger with Valley National Bancorp to close on October 16, 1998.

Wayne and Valley have received all necessary shareholder and bank regulatory approvals for the transaction. Valley's average stock price during the relevant measuring period was above the level which would have triggered the Merger Agreement's "walkaway" provisions. In addition, Wayne has met the earnings test in the Merger Agreement which gave Valley the right to terminate the agreement if Wayne's net operating income (subject to certain exclusions) fell below $375,000 in any fiscal quarter after March 31, 1998.

Wayne anticipates that the remaining conditions to closing, such as deliveries of legal opinions and officers certificates, will be satisfied at the closing. One condition to closing is that Valley receive a letter from its independent public accountants indicating that the merger will qualify for pooling of interest accounting treatment. Wayne plans to issue approximately 170,000 shares of treasury stock in a private placement prior to the closing so that the merger will not fail to qualify as a pooling.

On  a  related  note,   Wayne  announced  that  it  has  canceled  its  dividend
reinvestment plan in contemplation of the closing of the merger.